Exhibit 10.1
AMENDED AND RESTATED
SETTLEMENT AGREEMENT
February 28, 2008
by and among
Solutia Inc.,
Monsanto Company,
and
SFC LLC

i

Appendices:
Appendix A — Retained Sites
Appendix B — Legacy Sites
Appendix C — Shared Sites

Schedules:
Schedule 8.01(d)

Exhibits:

Exhibit A	-	Not Used
Exhibit B	-	Anniston Consent Decree
Exhibit C	-	Anniston Settlement Agreement
Exhibit D	-	Anniston Side Letter
Exhibit E	-	Plan
Exhibit F	-	Form of Services Agreement
Exhibit G1	-	Form of Solutia Deferred Payment Note
Exhibit G2	-	Form of Solutia Deferred NRD Note
Exhibit H	-	Not Used
Exhibit I	-	Environmental Committee Charter
Exhibit J	-	Form of Solutia Subsidiary Guaranties
Exhibit K	-	Krummrich Restricted Properties
Exhibit L	-	Not Used
Exhibit M	-	Form of Power of Attorney
Exhibit N	-	Form of Pharmacia Indemnity Agreement
Exhibit O1	-	Form of SFC LLC Charter
Exhibit O2	-	Form of SFC LLC Operating Agreement
Exhibit P	-	Form of Retiree Trust Agreement
Exhibit Q1	-	Anniston Plant
Exhibit Q2	-	Krummrich Plant
Exhibit R	-	Form of Registration Rights Agreement
Exhibit S	-	Distribution Agreement
Exhibit T	-	Form of Transition Services Agreement

v

SETTLEMENT AGREEMENT
     This SETTLEMENT AGREEMENT (this “Agreement”) is made as of February 28, 2008 by and among Solutia Inc., a Delaware corporation (“Solutia”) Monsanto Company (“Monsanto”) and SFC LLC, a Delaware limited liability company directly and wholly owned by Solutia (“Funding Co”).
RECITALS
     WHEREAS, Solutia was created as a subsidiary of Pharmacia Corporation, formerly known as Monsanto Company (“Pharmacia”), to operate Pharmacia’s chemicals business and was spun off to shareholders (the “Solutia Spinoff”) effective as of September 1, 1997 (the “Solutia Spinoff Date”).
     WHEREAS, in connection with the Solutia Spinoff, Solutia and Pharmacia entered into the Distribution Agreement, setting forth the allocation of the liabilities between Solutia and Pharmacia relating to Pharmacia’s historical chemicals business.
     WHEREAS, Monsanto was created as a subsidiary of Pharmacia to operate Pharmacia’s agricultural business and was spun off to shareholders (the “Monsanto Spinoff”) on September 1, 2000 (the “Monsanto Spinoff Date”).
     WHEREAS, in connection with the Monsanto Spinoff, Monsanto agreed to indemnify Pharmacia in the event and to the extent that Solutia failed to perform or discharge certain of its liabilities under the Distribution Agreement.
     WHEREAS, on July 1, 2002, Pharmacia, Monsanto and Solutia entered into an amendment to the Distribution Agreement, whereby Solutia agreed to indemnify Monsanto for losses suffered by Monsanto as a result of Solutia’s failure or inability to fulfill its obligations to Pharmacia under the Distribution Agreement.
     WHEREAS, on December 17, 2003 (the “Petition Date”), Solutia commenced a case (“Solutia Chapter 11 Case”) with the Bankruptcy Court under chapter 11 of the Bankruptcy Code.
     WHEREAS, on February 14, 2006, Solutia originally filed a plan of reorganization with the Bankruptcy Court.
     WHEREAS, on May 16, 2007, Solutia filed its First Amended Joint Plan of Reorganization with the Bankruptcy Court.
     WHEREAS, on July 9, 2007, Solutia filed its Second Amended Joint Plan of Reorganization with the Bankruptcy Court.
     WHEREAS, on July 25, 2007, submitted its Third Amended Joint Plan of Reorganization to the Bankruptcy Court.

     WHEREAS, on August 10, 2007, Solutia submitted its Fourth Amended Joint Plan of Reorganization to the Bankruptcy Court.
     WHEREAS, on October 22, 2007, Solutia filed its Fifth Amended Joint Plan of Reorganization, dated October 19, 2007, with the Bankruptcy Court.
     WHEREAS, on November 29, 2007, the Bankruptcy Court entered an order confirming the Fifth Amended Joint Plan of Reorganization (as such plan was modified by such order).
     WHEREAS, Monsanto has paid in excess of $50 million in Environmental Liability Costs with respect to the Shared Sites (as defined herein) since the Petition Date (such $50 million amount, the “Monsanto Payment”).
     WHEREAS, this Agreement, the Plan and the Retiree Settlement Agreement constitute a single integrated settlement agreement, and together set forth the terms of a settlement (the “Settlement”) between and among Solutia, Monsanto, Pharmacia, the Retirees’ Committee, the Creditors’ Committee and the Ad Hoc Trade Committee.
     WHEREAS, in connection with the Settlement, Monsanto will receive, as set forth in the Plan, up to one hundred seventy five million dollars ($175 million) in cash and/or up to seventeen percent (17%) of Solutia’s New Common Stock in exchange for, among other things, Monsanto’s agreement to be financially responsible for (i) the Legacy Tort Claims (as defined herein), (ii) all Environmental Liabilities related to the Legacy Sites (as defined herein), and (iii) Monsanto’s share of the Shared Payments (as defined herein).
     WHEREAS, in accordance with the Plan and the terms of this Agreement, the Distribution Agreement constitutes a prepetition, non-executory contract and, subject to the Parties’ obligations under the Plan, this Agreement and the Plan Documents, is superseded and, on the Effective Date, of no further force and effect.
     WHEREAS, this Agreement, the Plan and the Plan Documents supersede the Distribution Agreement and the Settlement Agreement dated August 10, 2007 and the Settlement Agreement dated October 15, 2007 and set out the relationship among the parties hereto.
     WHEREAS, on the Effective Date, Solutia and Monsanto will enter into a registration rights agreement (the “Registration Rights Agreement”) substantially in the form annexed hereto as Exhibit R.
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     “AAA” has the meaning set forth in Section 9.03.
     “Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, court or any arbitration or mediation tribunal.
     “Ad Hoc Trade Committee” has the meaning assigned to it in the Plan.
     “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; provided, that in no event shall Monsanto, Pharmacia or Solutia be considered Affiliates of one another.
     “Agreement” has the meaning set forth in the preamble.
     “Agricultural Liabilities” means all liabilities retained by Pharmacia in the Solutia Spinoff that (i) were transferred to (or assumed by) Monsanto in the Monsanto Spinoff and (ii) are defined as “Monsanto Liabilities,” as such term is defined and set forth in the Distribution Agreement (as in effect immediately prior to the Effective Date), including any and all liabilities related to a product consisting of a mix of herbicides 2,4 dichlorophenoxyacetic acid and 2,4,5 trichlorophenoxyacetic acid.
     “Anniston Consent Decree” means the Revised Partial Consent Decree, dated August 4, 2003, entered by the U.S. District Court for the Northern District of Alabama in Civil Action No. 1:02-CV-0749-UWC, a copy of which is attached hereto as Exhibit B, and any subsequent modifications to that Decree entered by the Court.
     “Anniston Restricted Properties” means all properties situated in Calhoun County, Alabama and owned by Solutia as of the date hereof.
     “Anniston Settlement Agreement” means the agreement among Solutia, Monsanto and Pharmacia, dated September 9, 2003, a copy of which is attached hereto as Exhibit C.
     “Anniston Side Letter” means the letter from Pfizer, Inc., the parent company of Pharmacia, to Solutia, dated August 20, 2003, a copy of which is attached hereto as Exhibit D.
     “Approval Notice” has the meaning set forth in Section 3.04(d)(v).
     “Approved ELC Amount” has the meaning set forth in Section 3.04(d)(v).
     “Approved Unallocated Amount” has the meaning set forth in Section 4.01(a).
     “Arbitration Act” means the United States Arbitration Act, 9 U.S.C. 1-14, as amended.
     “Bankruptcy Code” means title 11 of the United States Code as applicable to the Solutia Chapter 11 Case.

     “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York, having jurisdiction over the Solutia Chapter 11 Case and, to the extent of the withdrawal of any reference under section 157 of title 28 of the United States Code, the United States District Court for the Southern District of New York.
     “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as applicable to the Solutia Chapter 11 Case.
     “Board” means the Board of Directors of Solutia.
     “Budget” has the meaning set forth in Section 3.04(b).
     “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which the commercial banks are closed in St. Louis, MO.
     “CEO” has the meaning set forth in Section 9.03.
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.
     “Charter” has the meaning set forth in Section 3.04(b).
     “Chemicals Liabilities” has the meaning set forth in the Distribution Agreement.
     “Commercial and Operating Agreements” has the meaning assigned to it in the Plan.
     “Confidential Information” of any party (a “Confidential Party”) means any and all information and data (whether written or oral and whatever the form or storage medium) (a) that a Confidential Party or its Representatives furnishes to another party or such other party’s Representatives pursuant to this Agreement; and/or (b) concerning the business or affairs of such Confidential Party or any of its Affiliates (i) that is nonpublic information, (ii) which is proprietary to such Confidential Party or any of its Affiliates, (iii) the disclosure of which could reasonably be expected to cause the Confidential Party or any of its Affiliates or customers injury or loss of reputation or goodwill, (iv) that gives, or may give, such Confidential Party or its Affiliates an advantage over its competitors or (v) is marked by the Confidential Party prior to its disclosure as “confidential”. Because of the sensitive nature of this information, the intent of the parties is that the term “Confidential Information” shall be interpreted as broadly as possible and shall include any and all data, reports, analyses, compilations, studies, projections, forecasts, records, technology, methods of doing business, inventions, know-how, designs, supplier and customer information and all other financial, technical, commercial or other information concerning the business and affairs of such Confidential Party, in each case regardless of whether such information or item is marked as “confidential”. Notwithstanding the foregoing, Confidential Information shall not include information which (x) is or becomes generally available to the public other than as a result of a disclosure by any other party or its Representatives in breach of Section 7.04 hereof, (y) was or becomes available to any other party on a non-confidential basis from a source other than such Confidential Party or its Representatives; provided that, to such other party’s actual knowledge, such source is not prohibited from disclosing such information to such other party by a contractual, legal or fiduciary obligation to such Confidential Party or its Affiliates, or (z) is independently developed by any other party without violating such other party’s obligations under this Agreement.
     “Cost Recovery Cases” has the meaning set forth in Section 3.05(a).
     “Covered Site” means any Retained Site, Legacy Site or Shared Site.
     “Creditors’ Committee” has the meaning assigned to it in the Plan.
     “Debtors” has the meaning assigned to it in the Plan.
     “Deferral Notice” has the meaning set forth in Section 3.04(e).
     “Deferred NRD Payment Obligations” has the meaning set forth in Section 3.04(e).
     “Deferred Payment Obligations” has the meaning set forth in Section 3.04(e).
     “Deposit Account” has the meaning set forth in Section 2.02.
     “Dispute Notice” has the meaning set forth in Section 9.03.
     “Disputed ELC Amount” has the meaning set forth in Section 3.04(d)(v).
     “Disputed Unallocated Amount” has the meaning set forth in Section 4.01(a).
     “Distribution Agreement” means that certain Distribution Agreement, dated as of September 1, 1997, between Pharmacia and Solutia, as amended through the date hereof, including by the Amendment dated as of July 1, 2002 by and among Pharmacia, Monsanto and Solutia, a copy of which is annexed hereto as Exhibit S.
     “Effective Date” has the meaning assigned to it in the Plan.
     “ELC Objection Notice” has the meaning set forth in Section 3.04(d)(v).
     “Environmental Account” has the meaning set forth in Section 2.02.
     “Environmental Committee” has the meaning set forth in Section 3.04(b).
     “Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations and similar requirements of Governmental Authorities having the force and effect of law, all judicial and administrative orders and determinations, and all common law concerning public health or safety, workplace health and safety, or pollution or protection of the environment, including all those pertaining to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

     “Environmental Liability” means any liability (contingent or otherwise, arising under statute or common law, at law or in equity, and including liability for response costs or natural resource damages, fines or penalties) or any investigatory, corrective or remedial obligation arising under Environmental Law, whether or not discharged by the Solutia Chapter 11 Case, including all Environmental Liability Costs, any common law liability for Environmental Remediation and any liability for any NRD Claim.
     “Environmental Liability Costs” means all out-of-pocket costs and expenses actually incurred (1) to address any Environmental Liability, (2) to perform (a) Environmental Remediation at any Covered Site mandated by a Governmental Authority or court and (b) work deemed commercially reasonable by (i) Solutia with respect to the Retained Sites, (ii) Monsanto with respect to the Legacy Sites and (iii) the Environmental Committee with respect to the Shared Sites, (3) in connection with the retention of, or otherwise paid to, (a) consultants, attorneys, public relations personnel and all other Persons retained to provide products or services in connection with Environmental Liabilities (including all Recovery Costs) or (b) contractors performing Environmental Remediation, (4) for or in connection with land acquisition or easements for Environmental Remediation, (5) for materials and equipment procured for Environmental Remediation and (6) for or in connection with providing financial assurance required under Environmental Law for these sites; provided that “Environmental Liability Costs” shall not include salaries and overhead of (x) Solutia employees providing Environmental Remediation services for Retained Sites and Shared Sites and (y) Monsanto employees providing Environmental Remediation services for Legacy Sites and Shared Sites.
     “Environmental Reimbursement Statement” has the meaning set forth in Section 3.04(d).
     “Environmental Remediation” means any environmental investigatory, corrective, removal, remedial or response action to the extent such action is required or directed by, or conducted in response to orders, directives, citations, notices or findings lawfully issued by, any Governmental Authority or court or otherwise deemed commercially reasonable by (a) Solutia with respect to the Retained Sites, (b) Monsanto with respect to the Legacy Sites and (c) the Environmental Committee with respect to the Shared Sites.
     “Escalation Notice” has the meaning set forth in Section 9.03.
     “Financing Agreement” means the Financing Agreement, dated as of January 16, 2004, by and among Solutia, as a debtor and debtor-in-possession, and Solutia Business Enterprises, Inc., as a debtor and debtor-in-possession, a New York corporation, each subsidiary of Solutia listed as a “Guarantor” on the signature pages thereto, each as a debtor and debtor-in-possession, the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Citicorp USA, Inc. (“CUSA”), as collateral agent for the Lenders, CUSA, as administrative agent for the Lenders, and CUSA, as documentation agent for the Lenders, as amended or modified from time to time.
     “Final Order” has the meaning assigned to it in the Plan.
     “Funding Co” has the meaning set forth in the preamble.
     “Funding Co Accounts” has the meaning set forth in Section 2.02.

     “Funding Co Payment” has the meaning set forth in Section 3.04(d).
     “Funds” has the meaning set forth in Section 2.02.
     “Governmental Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.
     “Indemnitee” has the meaning set forth in Section 5.05.
     “Indemnitor” has the meaning set forth in Section 5.05.
     “Insurance Recovery” has the meaning set forth in Section 7.06(a).
     “Investment Grade” means, with respect to debt, debt rated in one of the four highest debt rating categories of Moody’s Investor Services, Inc. and Standard & Poor’s Corporation (without regard to gradation).
     “Joint Prosecution/Defense Agreement” means the Joint Prosecution/Defense Agreement among Solutia, Pharmacia and Monsanto, dated July 9, 2004.
     “Krummrich Restricted Properties” means the properties described in Exhibit K hereto.
     “Legacy Offsite” means any property for which Solutia or Pharmacia is or may become subject to Environmental Liability due to the migration onto such property of contamination that originated on a Legacy Site described in clauses (i) or (ii) of Section 3.02.
     “Legacy Sites” has the meaning set forth in Section 3.02.
     “Legacy Tort Claims” means all legal, equitable or other claims, demands, costs, causes of action and/or other liabilities arising under tort law (including demands for indemnification or contribution relating to or arising out of any such liability, whether arising under contract, tort law or otherwise), whether currently asserted or asserted in the future, whether known or unknown:
          (a) which constitute Chemicals Liabilities assumed by Solutia under the Distribution Agreement;
          (b) for which Solutia was required to indemnify Monsanto and Pharmacia under the Distribution Agreement; and
     (c) which are for property damage, personal injury, products liability or premises liability or other damages arising out of or related to exposure to asbestos, PCB, dioxin, benzene, vinyl chloride, silica, butadiene, pentachlorophenol, styrene tars, other chemical exposure or environmental contamination, regardless of whether:

i.	any of the Debtors is, was or will be named as a defendant in any action commenced by or on behalf of the holder of such Legacy Tort Claim,

ii.	such holder has filed a proof of claim in the Solutia Chapter 11 Case, or

iii.	the alleged exposure occurred before or after the Solutia Spinoff.
     “Legacy Tort Claims” also includes legal, equitable or other claims, demands, costs, causes of action and/or other liabilities arising against Solutia under tort law (including demands for indemnification or contribution relating to or arising out of any such liability, whether arising under contract, tort law or otherwise), whether currently asserted or asserted in the future, whether known or unknown, in circumstances where:
     (u) the claims in question reflect the description contained in clause (c) of the first sentence of this definition;
     (v) the property from which such chemical exposure or environmental contamination arose was previously owned by Pharmacia and transferred to Solutia in connection with the Spinoff;
     (w) the claims arise from Solutia’s conduct after the Solutia Spinoff;
     (x) such conduct constituted the remediation, or non-remediation, of conditions which existed as of the Spinoff and were subject to Solutia’s assumption of remediation obligations under the Distribution Agreement; and
     (y) such conduct by Solutia was in accordance with federal or state environmental law or orders or was a continuation of activities conducted, or inactivity, by Pharmacia at the time of the Spinoff, provided, however, that in the case of non-remediation, such non-remediation must not have been in violation of federal or state environmental laws or orders, regardless of whether:
i.	any of the Debtors is, was or will be named as a defendant in any action commenced by or on behalf of the holder of such Legacy Tort Claim, or

ii.	such holder has filed a proof of claim in the Solutia Chapter 11 Case.
     “Legacy Tort Claims” shall not include, among other things: NRD Claims; claims for medical or retiree benefits, including retiree medical, disability and life insurance benefits; monitoring obligations with respect to PAB-exposed former employees; workers compensation claims brought solely pursuant to worker compensations statutes and not constituting or arising out of a claim, demand, cost, cause of action and/or other liability that would otherwise be defined as a “Legacy Tort Claim” herein; antitrust claims; commercial, business or contract claims; Environmental Liability Costs; any other remediation obligations covered by the terms of this Agreement; Legacy Claims for “response” as defined under Section 101(25) of CERCLA; claims asserted in connection with any pension or similar obligations of Solutia, including (x)

claims asserted in the actions entitled Walker v. Monsanto Company Pension Plan, No. 04-cv-436-DRH, Scharringhausen v. Solutia Inc. Employees’ Pension Plan, No. 3:06CV00099, and the administrative charge entitled Larry Probst v. Monsanto Company and Solutia, Inc., EEOC Charge Nos. 280 A 00618 through 280 A 00652, and any similar litigation and (y) claims asserted in the action entitled Miller v. Pharmacia Corporation, No. 4:04CV981, or any similar litigation; or (other than as may be provided in the second sentence of this definition) any claims, including claims for exposure to chemicals or other substances, arising from Solutia’s conduct after the Spinoff.
     “Loss” has the meaning set forth in Section 5.01.
     “Master Operating Agreement” means the Master Operating Agreement, dated September 1, 1997, between Monsanto (as party thereto pursuant to the Amendment to the Distribution Agreement, dated July 1, 2002) and Solutia, as amended from time to time.
     “Monsanto” has the meaning set forth in the preamble.
     “Monsanto Claim” has the meaning assigned to it in the Plan.
     “Monsanto Credit Limit” has the meaning set forth in Section 3.04(e).
     “Monsanto ELC Review Period” has the meaning set forth in Section 3.04(d)(v).
     “Monsanto Indemnified Party” has the meaning set forth in Section 5.01.
     “Monsanto Payment” has the meaning set forth in the recitals.
     “Monsanto Spinoff” has the meaning set forth in the recitals.
     “Monsanto Spinoff Date” has the meaning set forth in the recitals.
     “Monsanto Unallocated Review Period” has the meaning set forth in Section 4.01(a).
     “New Common Stock” has the meaning assigned to it in the Plan.
     “NRD Claims” means all claims under Section 107(a)(4)(c) of CERCLA, 42 U.S.C. § 9607(a)(4)(c), or other provision of law, for damages for injury to, destruction of or loss of natural resources with respect to Covered Sites, including the reasonable cost of assessing such damages, regardless of whether such claims were filed in the Solutia Chapter 11 Case.
     “Parties” means Solutia and Monsanto.
     “Payable Amount” has the meaning set forth in Section 3.04(d)(v).
     “PCB” means polychlorinated biphenyls.
     “PENNDOT Case” means the action originally filed against United States Mineral Products Company in 1990 by the Commonwealth of Pennsylvania, seeking damages caused by the presence of asbestos fireproofing in the Transportation and Safety Building in Harrisburg, Pennsylvania, to which Pharmacia was added as a defendant on February 7, 1997.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
     “Petition Date” has the meaning set forth in the recitals.
     “Pharmacia” has the meaning set forth in the recitals.
     “Pharmacia Indemnified Party” has the meaning set forth in Section 5.01.
     “Pharmacia Indemnity Exhibit” means the Indemnification Agreement between Pharmacia and Solutia, dated as of the date hereof, attached hereto as Exhibit N.
     “Plan” means the Debtors’ Fifth Amended Joint Plan of Reorganization, dated October 19, 2007, that was filed with the Bankruptcy Court on October 22, 2007, as such plan was modified pursuant to an order from the Bankruptcy Court on November 29, 2007, attached hereto as Exhibit E.
     “Plan Documents” has the meaning assigned to it in the Plan.
     “Proceeding” has the meaning set forth in Section 5.05.
     “PRP” means a “potentially responsible party” as defined under applicable Environmental Laws.
     “Qualified Financial Institution” has the meaning set forth in Section 2.02.
     “Recovery Costs” means all out-of-pocket costs incurred by Solutia or Monsanto following the commencement of the Solutia Chapter 11 Case in connection with the pursuit of any Third Party Recoveries, whether or not Solutia or Monsanto is successful in such pursuit.
     “Registration Rights Agreement” has the meaning set forth in the recitals.
     “Remediation Plan” has the meaning set forth in Section 3.04(b).
     “Representative” has the meaning set forth in Section 8.04.
     “Retained Offsite” means any property for which Pharmacia is or may become subject to Environmental Liability due to contamination that originated on a Retained Site described in clauses (i) or (ii) of Section 3.01 prior to the Solutia Spinoff, which property is either (i) contiguous to a Retained Site; or (ii) a waste disposal site on property proximate to a Retained Site that was formerly owned or operated by Pharmacia prior to the Solutia Spinoff. If additional property is contaminated as a result of migration of such contamination from the properties identified in clauses (i) or (ii) above, such property, to the extent of such contamination, shall be considered part of the Retained Offsite.

     “Retained Sites” has the meaning set forth in Section 3.01.
     “Retirees’ Committee” has the meaning assigned to it in the Plan.
     “Retiree Settlement Agreement” means that certain First Amended and Restated Retiree Settlement Agreement, dated as of July 10, 2007, by and among Solutia, the Retirees’ Committee, the Creditors’ Committee and Monsanto.
     “Retiree Trust” has the meaning set forth in Section 2.02.
     “Retiree Trust Agreement” means the trust agreement that is attached hereto as Exhibit P.
     “Rights Offering” has the meaning assigned to it in the Plan.
     “Sale” means any transaction, including a series of related transactions involving any Party pursuant to which any Person or Persons acquire (i) equity securities of such Party constituting a majority of the voting securities entitled to vote generally in the election of the board of directors of such Party (whether by tender offer, exchange offer, merger, consolidation, or other sale or transfer of such Party’s outstanding voting securities) or (ii) all or substantially all of such Party’s assets (any Sale described in this subclause (ii), an “Asset Sale”).
     “Services Agreement” has the meaning set forth in Section 2.01.
     “Shared Payment Period” has the meaning set forth in Section 3.04(d).
     “Shared Payments” has the meaning set forth in Section 3.04(d).
     “Shared Sites” has the meaning set forth in Section 3.04.
     “Solutia” has the meaning set forth in the preamble.
     “Solutia Cap” has the meaning set forth in Section 3.04(e).
     “Solutia Chapter 11 Case” has the meaning set forth in the recitals.
     “Solutia Deferred NRD Note” has the meaning set forth in Section 3.04(e).
     “Solutia Deferred Payment Note” has the meaning set forth in Section 3.04(e).
     “Solutia Indemnified Party” has the meaning set forth in Section 5.02.
     “Solutia Legacy Liabilities” means all liabilities of Solutia with respect to (a) retiree medical, retiree life insurance and disability benefits obligations with respect to those retirees, including their surviving spouses, dependent spouses and dependent children, and those employees receiving disability benefits, who worked for Pharmacia or one of its domestic subsidiaries and who retired, or became disabled, prior to the Solutia Spinoff, and whose post- employment benefit or disability liabilities were transferred to Solutia as a result of the Solutia Spinoff, (b) Environmental Liabilities and/or (c) any other liabilities that were assumed by Solutia under the Distribution Agreement.

     “Solutia Payment Period” has the meaning set forth in Section 3.04(d).
     “Solutia Payment” has the meaning set forth in Section 3.04(d).
     “Solutia Specified Environmental Receipts Account” means the specified environmental receipts account established pursuant to the Financing Agreement.
     “Solutia Spinoff” has the meaning set forth in the recitals.
     “Solutia Spinoff Date” has the meaning set forth in the recitals.
     “Solutia Tort Claims” means claims, other than Legacy Tort Claims, arising in tort law from exposure to chemicals or other substances arising from Solutia’s conduct after the Solutia Spinoff.
     “Third Party Claim” has the meaning set forth in Section 5.05.
     “Third Party Recoveries” has the meaning set forth in Section 3.05(b).
     “Transition Services Agreement” means the transition services agreement, a form of which is attached hereto as Exhibit T.
     “Unallocated Account” has the meaning set forth in Section 2.02.
     “Unallocated Approval Notice” has the meaning set forth in Section 4.01(a).
     “Unallocated Expenses” has the meaning set forth in Section 4.01(a).
     “Unallocated Objection Notice” has the meaning set forth in Section 4.01(a).
     “Unallocated Payable Amount” has the meaning set forth in Section 4.01(a).
     “Unallocated Reimbursement Statement” has the meaning set forth in Section 4.01(a).
     Section 1.02 Interpretation.
          (a) References. References to any “Appendix,” “Article,” “Exhibit,” “Schedule” or “Section,” without more, are to Appendices, Articles, Exhibits, Schedules and Sections to or of this Agreement.
          (b) Headings. The section headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.
          (c) Authorship. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

          (d) Word Usage. Except where the context clearly requires to the contrary, (i) instances of gender or entity-specific usage (e.g., “his,” “her,” “its,” “person” or “individual”) shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity, (ii) words in the singular shall include the plural and words in the plural shall include the singular, (iii) the word “or” shall not be applied in its exclusive sense; (iv) “including” shall mean “including, without limitation,” and “including, but not limited to” and (v) accounting terms not defined shall have the meaning assigned to them in accordance with United States generally accepted accounting principles.
          (e) Laws. Unless otherwise provided herein, references to laws, regulations and other governmental rules means such laws, regulations and rules and any orders, instruments or official government interpretations made under the relevant laws, regulations or rules as in effect at the time of determination (taking into account any amendments, extensions or supplements thereto effective at such time without regard to whether the amendments, extensions or supplements were enacted or adopted after the effective date of this Agreement) and includes all successor laws, regulations and rules thereto.
          (f) Currency. References to “$” or “dollars” means the lawful currency of the United States.
          (g) Jurisdiction. The word “federal” refers to laws, agencies or other attributes of the United States (and not to any State or locality thereof). The meaning of the terms “domestic” and “foreign” shall be determined by reference to the United States.
          (h) Dates and Time. References to “days” means calendar days. All dates and times specified in this Agreement are of the essence and shall be strictly enforced.
ARTICLE II
FUNDING CO
     Section 2.01 Funding Co. Solutia and, to the extent necessary, Monsanto shall take all actions and do all things necessary, proper and advisable to maintain Funding Co as a bankruptcy-remote subsidiary of Solutia. Solutia shall provide certain services to Funding Co pursuant to the Services Agreement, dated as of the date hereof, between Funding Co and Solutia, a copy of which is attached hereto as Exhibit F. Monsanto and Solutia shall not, prior to the date that is two years and one day after the final distribution of funds from the Funding Co Accounts, acquiesce, petition or otherwise invoke, or cause Funding Co to invoke, the process of any Governmental Authority or court for the purpose of commencing or sustaining a case against Funding Co under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Funding Co or any substantial part of its property, or ordering the winding up or liquidation of the affairs of Funding Co.
     Section 2.02 Establishment of Accounts. Any cash delivered to Funding Co pursuant to this Agreement, together with all income accrued thereon, are referred to as the “Funds.” Funding Co shall establish a deposit account (the “Deposit Account”) with a commercial bank having at least $10 billion in assets (a “Qualified Financial Institution”) to hold any Funds not invested pursuant to Section 2.04 and from which disbursements shall be made pursuant to this Agreement. Funding Co shall maintain the following two segregated subaccounts of the Deposit Account: (a) an environmental liabilities account (the “Environmental Account”) and (b) an unallocated account (the “Unallocated Account”, and together with the Environmental Account, the “Funding Co Accounts”). Funding Co shall keep each Funding Co Account segregated on its books from all other accounts and shall not deposit funds into or withdraw funds from the Deposit Account or allocate Funds with respect to any Funding Co Account, except in accordance with the terms of this Agreement. Whenever this Agreement requires funds to be deposited into or disbursed from either Funding Co Account, Funding Co shall deposit such funds into or disburse such funds from, as applicable, the Deposit Account and concurrently allocate such funds to or from, as applicable, such Funding Co Account. Funding Co shall not invest, distribute or release the Funds, except in accordance with the terms of this Agreement. Any income that accrues on Funds in any of the Funding Co Accounts shall be allocated to the Funding Co Account containing the Funds on which such income accrued.
     Section 2.03 Deposit of Funds. On the later of the Effective Date or the first Business Day of calendar year 2008, Solutia shall deliver cash proceeds from the Rights Offering to Funding Co in a total aggregate amount equal to $75,000,000, upon the terms and subject to the conditions of the Plan and this Agreement. Funding Co shall allocate (i) $50,000,000 of such Funds to the Environmental Account and (ii) $25,000,000 of such Funds to the Unallocated Account. In addition, on the later of the Effective Date or the first Business Day of the calendar year 2008, Solutia shall deliver to a voluntary employees’ beneficiary association trust account established pursuant to the Retiree Settlement Agreement and the Retiree Trust Agreement (the “Retiree Trust”), $175,000,000 of the cash proceeds of the Rights Offering.
     Section 2.04 Investment of the Funds. Funding Co shall invest any Funds in short-term, well-diversified, high quality investment instruments, with a primary objective of capital preservation, that are reasonably acceptable to both Monsanto and Solutia, including, but not limited to, one or more of: (a) interest bearing accounts with Qualified Financial Institutions, (b) direct obligations of the United States, (c) obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, (d) Investment Grade commercial paper, (e) certificates of deposit issued by Qualified Financial Institutions, (f) bankers’ acceptances issued by Qualified Financial Institutions, (g) repurchase agreements with Qualified Financial Institutions, (h) floating rate notes rated at least AA or the equivalent, (h) tax exempt municipal bonds and notes rated at least AA or the equivalent, and (i) money market funds.
ARTICLE III
ENVIRONMENTAL REMEDIATION
     Section 3.01 Retained Sites. Solutia and Monsanto agree that, solely as between themselves and regardless of any discharge, injunction, or other protection of Solutia and/or Monsanto under the Plan or otherwise, Solutia shall be liable for all Environmental Liabilities related to, and shall have the responsibility for the Environmental Remediation projects with respect to, (i) all sites listed on Appendix A attached hereto, (ii) any other site owned and/or operated by Solutia, or to which Solutia (but not Monsanto or Pharmacia) sent waste at any time after the Solutia Spinoff Date, and (iii) any Retained Offsite, unless any site referred to in clause (ii) or (iii) above is specifically listed on Appendix B or Appendix C attached hereto (sites described in clauses (i), (ii) and (iii) above, collectively, the “Retained Sites”).
     Section 3.02 Legacy Sites. Solutia and Monsanto agree that, solely as between themselves and regardless of any discharge, injunction, or other protection of Solutia and/or Monsanto under the Plan or otherwise, Monsanto shall be liable for all Environmental Liabilities related to, and shall have the responsibility for the Environmental Remediation projects with respect to, (i) all sites listed on Appendix B attached hereto, (ii) any other site (a) for which Solutia assumed Environmental Liability under the Distribution Agreement, (b) that Solutia has never owned, operated or (subject to Section 3.03) to which it never sent waste, and (c) for which there is Environmental Liability due to Pharmacia’s or a predecessor’s operations (including the offsite disposal of waste) at such sites prior to the Solutia Spinoff Date, and (iii) any Legacy Offsites, unless any site referred to in clauses (ii) or (iii) above is specifically listed on Appendix A or Appendix C attached hereto (sites described in clauses (i), (ii) and (iii) above, collectively, the “Legacy Sites”).
     Section 3.03 Certain Waste Sites. Solutia and Monsanto agree that, solely as between themselves and regardless of any discharge, injunction, or other protection of Solutia and/or Monsanto under the Plan or otherwise, any site that is not listed in Appendix A, B or C and was never owned or operated by either Pharmacia or Solutia but to which both (a) Solutia and (b) Pharmacia (during the period prior to the Solutia Spinoff Date) sent waste giving rise to CERCLA (or any state law equivalent) liability (“Certain Waste Sites”) shall be treated as both a Retained Site and, solely to the extent Solutia assumed liability with respect to such site under the Distribution Agreement, a Legacy Site. The responsibility for Environmental Liabilities at such site will be allocated, as between Solutia and Monsanto, according to the volume and toxicity of waste sent by Solutia and Pharmacia, respectively, to such site or by such other reasonable measure as the Parties may agree upon consistent with customary allocation principles; provided, that Monsanto shall have no liability under this Section 3.03 with respect to Certain Waste Sites to which Pharmacia sent waste if Solutia did not assume liability with respect to such site under the Distribution Agreement. Solely as between the parties hereto, such allocation shall not be affected by any discharge, injunction, or other protection of Solutia and/or Monsanto from Environmental Liability under the Plan or otherwise.
     Section 3.04 Shared Sites. Solutia and Monsanto agree that, solely as between themselves and regardless of any discharge, injunction, or other protection of Solutia and/or Monsanto under the Plan, the Distribution Agreement or the Separation Agreement, Environmental Liabilities with respect to all sites listed on Appendix C attached hereto (the “Shared Sites”) will be shared by Solutia and Monsanto as set forth in clause (d) below. The Environmental Remediation with respect to the Shared Sites shall be administered as set forth in clauses (a) through (c) below.
          (a) Administration. Except as expressly provided below with respect to the authority of the Environmental Committee and the payments required to be made by Monsanto pursuant to clause (d) below, Solutia shall have the responsibility for the day to day implementation of the Environmental Remediation with respect to the Shared Sites consistent with the Budget and Remediation Plan for the Shared Sites approved by the Environmental Committee and the procedures set forth in the Charter or established by the Environmental Committee.
          (b) Environmental Committee. As of the Effective Date, Solutia and Monsanto shall have established a committee (the “Environmental Committee”) to oversee Solutia’s Environmental Remediation with respect to the Shared Sites in accordance with the charter, attached hereto as Exhibit I (the “Charter”), which may be amended by the agreement of the Parties from time to time. The initial Charter shall include the following provisions:
     (i) The Environmental Committee shall at all times consist of five (5) members.
     (ii) Solutia shall appoint two (2) members of the Environmental Committee and Monsanto shall appoint three (3) members of the Environmental Committee.
     (iii) The Environmental Committee shall approve (A) the annual budget for Environmental Remediation with respect to the Shared Sites (the “Budget”) and (B) a strategic plan for Environmental Remediation with respect to all Shared Sites (the “Remediation Plan”).
          (c) Cooperation.
     (i) Subject to the Budget and Remediation Plan approved by the Environmental Committee pursuant to clause (b) above, Solutia and Monsanto shall cooperate to perform Environmental Remediation with respect to the Shared Sites in a cost effective and efficient manner that complies with applicable Environmental Laws, including (A) the reasonable use of Solutia property and Monsanto property for management of materials generated by such Environmental Remediation, (B) the application, where legally permitted, of risk-based remediation standards, deed restrictions and other institutional controls and (C) reasonable communication between remediation managers and other relevant personnel of Solutia and Monsanto and the exchange of documents related to such Environmental Remediation; provided, however, that, in case of clauses (A) and (B) above, such measures shall be employed only to the extent that they are technologically feasible, reasonably cost-effective and can be accomplished in a manner that will not have a material adverse impact on Solutia and/or Monsanto as the case may be. Solutia and Monsanto may individually or jointly investigate and consider in good faith obtaining the use of risk transfer products, cost cap policies or other insurance-related solutions to manage and address the Environmental Liabilities related to the Shared Sites on a basis that is mutually beneficial to Solutia and Monsanto.
          (d) Sharing Mechanism.
     (i) The parties acknowledge that Monsanto has paid Environmental Liabilities with respect to the Shared Sites since the Petition Date and may continue to do so until the Effective Date. For all documented out of pocket Shared Site Environmental Liabilities paid by Monsanto during the Solutia Chapter 11 Case in excess of the Monsanto Payment amount, Monsanto will receive an Allowed Administrative Expense Claim (as defined in the Plan) in the Solutia Chapter 11 Case.
     (ii) Funding Co shall make payments (the “Funding Co Payment”) to Solutia for all Environmental Liabilities related to the Shared Sites from the Environmental Account in accordance with clause (v) below until the funds in the Environmental Account (including any interest thereon) are reduced to zero.
     (iii) Solutia shall pay the next $325 million of Environmental Liabilities (the “Solutia Payment”) related to the Shared Sites (the period of time during which the $325 million is being spent, the “Solutia Payment Period”). During the Solutia Payment Period, the Environmental Committee shall be entitled to review the books and records of Solutia at reasonable times and upon prior written notice to ensure the proper allocation of costs between Retained Sites and Shared Sites.
     (iv) Commencing upon the expiration of the Solutia Payment Period (the “Shared Payment Period”), Solutia and Monsanto shall each pay 50% of any Environmental Liabilities related to the Shared Sites (the “Shared Payments”) in accordance with clause (v) below.
     (v) Funding Co and Monsanto Payments. Solely for the purposes of the Funding Co Payment and Monsanto’s portion of the Shared Payments, the following procedures shall apply:
     (A) Solutia shall have the right, at any time and from time to time (and as often as it desires but in any event not more than once in any given two week period), to deliver to Monsanto and, prior to the Solutia Payment Period, Funding Co (I) a written statement (an “Environmental Reimbursement Statement”) setting forth in reasonable detail the amount and nature of unreimbursed Environmental Liability Costs with respect to the Shared Sites which Solutia has paid, (II) a copy of all such invoices and/or other supporting documentation related thereto, signed by Solutia project managers responsible for such Environmental Liability Costs, and (III) a written statement setting forth the portion, if any, of such Environmental Liability Costs that exceeds the amount of the Funds then on deposit in the Environmental Account. As promptly as practicable, but in any event within ten (10) Business Days after Monsanto’s receipt thereof (such ten (10)-Business Day period, the “Monsanto ELC Review Period”), Monsanto shall either (x) approve such Environmental Reimbursement Statement in its entirety by delivering to Solutia a written notice thereof (an “Approval Notice”) and/or (y) based on its reasonable, good faith judgment, object, in whole or in part, thereto by delivering to Solutia a written notice (an “ELC Objection Notice”) setting forth the items and amount in dispute (such amount, the “Disputed ELC Amount”) and the reasonable good faith basis for such objection. If Monsanto timely delivers to Solutia an ELC Objection Notice to only a part of an Environmental Reimbursement Statement, such Environmental Reimbursement Statement shall become final and binding on all the parties hereto with respect to any and all items of Environmental Liability Costs not specifically identified in such ELC Objection Notice. If Monsanto shall fail to timely deliver to Solutia an ELC Objection Notice, Monsanto shall be deemed to have approved all Environmental Liability Costs contained in the relevant Environmental Reimbursement Statement and such Environmental Reimbursement Statement and Monsanto’s approval with respect to the Environmental Liability Costs set forth therein shall become final and binding on all parties hereto.
     (B) If Monsanto shall timely submit an ELC Objection Notice, the parties shall, during the fifteen (15) day period following Solutia’s receipt of such ELC Objection Notice, negotiate in good faith to reach agreement as to the portion, if any, of the Disputed ELC Amount which is properly payable (the “Payable Amount”). If the Parties are unable to resolve Monsanto’s objection to the Environmental Reimbursement Statement within such fifteen (15) day period, the Payable Amount shall be determined in accordance with Article IX hereof.
     (C) Any and all Environmental Liability Costs set forth in an Environmental Reimbursement Statement in respect of which Monsanto (x) timely delivers an Approval Notice, (y) timely delivers an ELC Objection Notice and which Environmental Liability Costs are not specifically identified in such ELC Objection Notice or (z) fails to timely deliver an ELC Objection Notice shall, in each case, be an “Approved ELC Amount.” Prior to the Solutia Payment Period, Funding Co shall make or cause to be made a payment from the Environmental Account to Solutia in the amount of any Approved ELC Amount as promptly as practicable but in any event within one (1) Business Day following the expiration of the Monsanto ELC Review Period. During the Shared Payment Period, Monsanto shall, subject to the sharing mechanism described in paragraphs (i) through (iv) of this Section 3.04(d), pay to Solutia Monsanto’s portion (if any) of the amount of such Approved ELC Amount in immediately available funds in accordance with wire transfer instructions either contained or confirmed in the relevant Environmental Reimbursement Statement as promptly as practicable, but in any event prior to the expiration of the Monsanto ELC Review Period. Any payment by Monsanto pursuant to this Section 3.04(d)(v) shall be made with interest accrued thereon from the date that is ten (10) Business Days after Monsanto’s receipt of the Environmental Reimbursement Statement until the date of payment at the same rate as interest accrues on funds drawn on Solutia’s then-existing secured revolving credit facility. Prior to the Solutia Payment Period, Funding Co shall make or cause to be made a payment from the Environmental Account to Solutia in the amount of any Payable

Amount as promptly as practicable, but in no event more than five (5) Business Days after the later of the dates that such amount becomes a Payable Amount. During the Shared Payment Period, Monsanto shall, subject to the sharing mechanism described in paragraphs (i) through (iv) of this Section 3.04(d), pay to Solutia Monsanto’s portion (if any) of the amount of any Payable Amount in immediately available funds in accordance with wire transfer instructions either contained or confirmed in the relevant Environmental Reimbursement Statement as promptly as practicable, but in no event more than five (5) Business Days after such amount becomes a Payable Amount.
     (e) Solutia Cap; Monsanto Payment Obligations.
     (i) Notwithstanding the provisions of Section 3.04 to the contrary, so long as Monsanto has the power to appoint and remove a majority of the members of the Environmental Committee, if Solutia is required to make any Solutia Payments or Shared Payments in any given fiscal year of Solutia in excess of $30 million (such $30 million, the “Solutia Cap” and such excess of $30 million, an “Excess Payment Obligation”), Solutia shall have the right, in its sole discretion, to pay the entire amount of the Excess Payment Obligation or defer the payment of all or a portion of any such Excess Payment Obligation in accordance with this Section 3.04(e) (all such deferred payment obligations in the aggregate outstanding at any given time, “Deferred Payment Obligations”). As promptly as practicable after making a decision to defer all or any portion of any Excess Payment Obligation pursuant to this Section 3.04(e) and in any event not later than five (5) Business Days prior to the date upon which any Deferred Payment Obligation shall become due and payable, Solutia shall notify Monsanto in writing (a “Deferral Notice”) of the amount, nature and payment terms of any such Deferred Payment Obligation. Monsanto shall be obligated to provide funds under the Solutia Deferred Payment Note in an amount sufficient to pay any Deferred Payment Obligations, but only to the extent that the total aggregate amount (including accrued and unpaid interest) outstanding under the Solutia Deferred Payment Note and the Solutia Deferred NRD Note does not exceed $25 million (the “Monsanto Credit Limit”). Upon request from Solutia, Monsanto may elect to provide funds under the Solutia Deferred Payment Note to pay Deferred Payment Obligations in excess of the Monsanto Credit Limit, but in no event shall Monsanto be obligated to do so. If Monsanto does not elect to do so, then notwithstanding the first sentence of this Section 3.04(e)(i), Solutia shall be obligated to pay any amount of Deferred Payment Obligations in excess of the Monsanto Credit Limit. Payments in any given fiscal year of Solutia made by Solutia under the Solutia Deferred Payment Note shall be taken into account in calculating (A) the Solutia Cap for the fiscal year in which such payments are made, (B) the Solutia Payment and/or (C) with respect to payments of principal only, the Solutia share of the Shared Payment for the fiscal year in which amounts being repaid were borrowed.
     (ii) Solutia’s obligation to repay the Deferred Payment Obligations pursuant to this Section 3.04(e) shall be evidenced by a promissory note in the form of Exhibit G1 attached hereto (the “Solutia Deferred Payment Note”), which shall contain the following provisions:
     (A) Solutia shall repay the principal amount of each Deferred Payment Obligation funded under the Solutia Deferred Payment Note in four (4) equal installments on the last Business Day of each fiscal quarter of Solutia commencing in the fiscal quarter in the following fiscal year corresponding to the fiscal quarter in which such Deferred Payment Obligation originally arose; provided, that Solutia shall have the right to prepay all or any portion of the Deferred Payment Obligations at any time.
     (B) Interest shall accrue on the Solutia Deferred Payment Note at the same rate as interest accrues on funds drawn on Solutia’s then-existing secured revolving credit facility, plus 150 basis points.
     (C) Interest shall be payable on the last Business Day of each of Solutia’s fiscal quarters. Interest payments on borrowed funds shall commence at the end of the first fiscal quarter following the date of borrowing.
     (iii) Notwithstanding the provisions of Section 3.04 to the contrary, in the event that Monsanto does not have the power to appoint and remove a majority of the members of the Environmental Committee, if Solutia is required to pay any Excess Payment Obligation in any given fiscal year of Solutia and such payment includes costs associated with NRD Claims, Solutia shall have the right, in its sole discretion, to pay the entire amount of such Excess Payment Obligation in such fiscal year or defer the payment of all or a portion of the amount equal to the lesser of (x) the amount of such NRD Claims and (y) the Excess Payment Obligations for such fiscal year (all such deferred payment obligations in the aggregate outstanding at any given time, “Deferred NRD Payment Obligations”). As promptly as practicable after making a decision to defer payment pursuant to this Section 3.04(e)(iii) and in any event not later than five (5) Business Days prior to the date upon which any Deferred NRD Payment Obligation shall become due and payable, Solutia shall notify Monsanto in a Deferral Notice of the amount and payment terms of any such Deferred NRD Payment Obligation. Monsanto shall be obligated to provide funds under the Solutia Deferred NRD Note to pay the amount of the Deferred NRD Payment Obligation, as and when due from its own funds, but such obligation shall be subject to the Monsanto Credit Limit. Upon request from Solutia, Monsanto may elect to provide funds under the Solutia Deferred NRD Note to pay Deferred NRD Payment Obligations in excess of the Monsanto Credit Limit, but in no event shall Monsanto be obligated to do so. If Monsanto does not elect to do so then, notwithstanding the first sentence of Section 3.04(e)(iii), Solutia shall be obligated to pay any amount of the Deferred NRD Payment Obligations in excess of the Monsanto Credit Limit. Payments in any given fiscal year of Solutia made by Solutia under the Solutia Deferred NRD Note shall be taken into account in calculating (A) the Solutia Cap for the fiscal year in which such payments are made, (B) the Solutia Payment and/or (C) with respect to payments of principal only, the Solutia share of the Shared Payment for the fiscal year in which amounts being repaid were borrowed.
     (iv) Solutia’s obligation to repay the Deferred NRD Payment Obligations pursuant to this Section 3.04(e) shall be evidenced by a promissory note in the form of Exhibit G2 attached hereto (the “Solutia Deferred NRD Note”), which shall contain the following provisions:
     (A) Solutia shall repay the principal amount of each borrowing under the Solutia Deferred NRD Note on December 31 of the year following the year in which such funds are borrowed; provided, that if such repayments, when combined with the Solutia Payment or Solutia’s portion of the Shared Payment for the fiscal year in which repayment is due, would exceed the Solutia Cap, Solutia may defer such repayment to December 31 of the following year; provided, further, that in no event shall any borrowing under the Solutia Deferred NRD Note not be repaid within five (5) years. Notwithstanding the foregoing, Solutia shall have the right to prepay all or any portion of the Deferred NRD Payment Obligations at any time.
     (B) Interest shall accrue on the Solutia Deferred NRD Note at the same rate as interest accrues on funds drawn on Solutia’s then-existing secured revolving credit facility, plus 150 basis points.
     (C) Interest payments shall be payable at the end of each of Solutia’s fiscal quarters. Interest payments on borrowed funds shall commence at the end of the first fiscal quarter following the date of borrowing.
     (v) The payment of the Solutia Deferred Payment Note and the Solutia Deferred NRD Note shall be guaranteed by certain domestic subsidiaries of Solutia, pursuant to the agreements set forth on Exhibit J.
     Section 3.05 Third Party Recoveries.
          (a) On the Effective Date, (i) any and all monies received after the Petition Date and prior to the Effective Date by Solutia or Monsanto from any Person other than Solutia or Monsanto or their respective insurers, including any PRPs, with respect to Shared Sites, (ii) any and all amounts then on deposit in the Solutia Specified Environmental Receipts Account and (iii) any and all amounts on deposit in the escrow account established pursuant to the Joint Prosecution/Defense Agreement shall be split between the Parties such that Monsanto shall receive one third (1/3) of all such monies and Solutia shall receive two thirds (2/3) of all such monies.
          (b) Following the Effective Date, any litigation for contribution or cost recovery pursuant to CERCLA or similar state law or allocation proceedings (whether by mediation or arbitration) to establish the respective liability and allocation of costs of third parties (“Cost Recovery Cases”) with respect to the Shared Sites shall, subject to Section 3.05(c), be managed by the Environmental Committee in accordance with the Joint Prosecution/Defense Agreement as amended or replaced from time to time by mutual agreement of the Parties. Any and all monies received after the Effective Date by Solutia or Monsanto from any Person other than Monsanto or Solutia or their respective insurers, including any PRPs (as to any Cost Recovery Cases for Covered Sites, collectively the “Third Party Recoveries”), with respect to the Shared Sites shall be split between the Parties such that Monsanto shall receive one third (1/3) of each such Third Party Recovery and Solutia shall receive two thirds (2/3) of each such Third Party Recovery. A Party receiving a Third Party Recovery with respect to a Shared Site shall (i) notify the other Party in writing of the receipt and amount of such Third Party Recovery and (ii) pay to the other Party such other Party’s portion of the Third Party Recovery in immediately available funds, in each case within five (5) Business Days of receipt of such Third Party Recovery.
          (c) Notwithstanding Section 3.05(b), Solutia shall, with respect to any Cost Recovery Case with respect to any Shared Site, be entitled, at its own expense, to select counsel to represent it with respect to any issues relating to any liability or potential liability of Solutia which is independent of its liability arising from activities that occurred prior to the Solutia Spinoff.
          (d) Third Party Recoveries with respect to the Retained Sites received by Monsanto after the Effective Date shall be transferred promptly to Solutia and Third Party Recoveries with respect to the Retained Sites received by Solutia shall be Solutia’s property.
          (e) Third Party Recoveries with respect to the Legacy Sites received by Solutia after the Effective Date shall be transferred promptly to Monsanto and Third Party Recoveries with respect to the Legacy Sites received by Monsanto shall be Monsanto’s property.
          (f) Solutia shall be entitled, at its own expense, to select counsel to represent it with respect to any issues relating to its liability or potential liability, with respect to a Retained Site.
          (g) Monsanto shall be entitled, at its own expense, to select counsel to represent it with respect to any issue relating to its or Pharmacia’s liability or potential liability, with respect to a Legacy Site.
          (h) Solutia and Monsanto will consult and cooperate with one another to obtain Third Party Recoveries, and, in furtherance thereof, shall provide one another with reasonable access to the books and records and personnel in their respective possession or control as are reasonably necessary to pursue and obtain Third Party Recoveries. Notwithstanding the foregoing, neither Solutia nor Monsanto shall be required to take any action pursuant to this Section 3.05(h) if doing so would cause such Party undue hardship, unreasonably interfere with the business or operations of such Party or require such Party to spend more than an immaterial amount of money or incur any liability other than an immaterial liability.
     Section 3.06 No Admission of Liability to Other Persons. Nothing in this Agreement shall constitute or be deemed to constitute an admission of liability on the part of Monsanto,

Solutia or any of their Affiliates in respect of any Environmental Liability other than as between Monsanto and Solutia as expressly set forth in this Article III.
     Section 3.07 Cooperation. In connection with Environmental Remediation at the Retained Sites and Legacy Sites, Solutia shall provide Monsanto with the reasonable use of Solutia property and Monsanto shall provide Solutia with the reasonable use of Monsanto property, for management of material generated by such Environmental Remediation; provided, that such use of property will not have a material adverse impact on Solutia and/or Monsanto, as the case may be.
ARTICLE IV
DISBURSEMENTS
     Section 4.01 Disbursements.
          (a) Distributions from the Unallocated Account. Except as provided in Section 3.04(d)(v) with respect to the Environmental Account, Funding Co shall disburse the Funds, or any portion thereof, only in accordance with this Section 4.01. So long as there are Funds remaining in the Unallocated Account, Solutia shall have the right, at any time and from time to time (and as often as it desires but in any event not more than once in any given two week period), to deliver to Funding Co and Monsanto a written statement (an “Unallocated Reimbursement Statement”) setting forth any Solutia Legacy Liabilities (including the Solutia Payments and Solutia’s portion of the Shared Payments) paid by Solutia but unreimbursed as to which Solutia has decided to seek reimbursement from the Funds on deposit in the Unallocated Account (the “Unallocated Expenses”) and the portion, if any, of such Unallocated Expenses that exceeds the amount of the Funds then on deposit in the Unallocated Account. As promptly as practicable, but in any event within ten (10) Business Days of Monsanto’s receipt thereof (such ten (10) Business Day period, the “Monsanto Unallocated Review Period”), Monsanto shall either (x) approve such Unallocated Reimbursement Statement in its entirety by delivering to Solutia a written notice thereof and/or (y) based on its reasonable, good faith judgment, object, in whole or in part, thereto by delivering to Solutia a written notice (an “Unallocated Objection Notice”) setting forth the items and amount in dispute (such amount, the “Disputed Unallocated Amount”) and the reasonable good faith basis for such objection. If Monsanto timely delivers to Solutia an Unallocated Objection Notice to only a part of an Unallocated Reimbursement Statement, such Unallocated Reimbursement Statement shall become final and binding on all the parties hereto with respect to any and all items of Unallocated Expenses not specifically identified in such Unallocated Objection Notice. If Monsanto shall fail to timely deliver to Solutia an Unallocated Objection Notice, Monsanto shall be deemed to have approved all Unallocated Expenses contained in the relevant Unallocated Reimbursement Statement and such Unallocated Reimbursement Statement and Monsanto’s approval with respect to the Unallocated Expenses set forth therein shall become final and binding on all parties hereto. If Monsanto shall timely submit an Unallocated Objection Notice, the parties shall, during the fifteen (15) day period following Solutia’s receipt of such Unallocated Objection Notice, negotiate in good faith to reach agreement as to the portion, if any, of the Disputed Unallocated Amount which is properly payable (the “Unallocated Payable Amount”). If the Parties are unable to resolve Monsanto’s objection to the Unallocated Reimbursement Statement within such fifteen (15) day period, the Unallocated Payable Amount shall be determined in accordance with Article IX hereof.
          (b) Payment Procedures. Any and all Unallocated Expenses set forth in an Unallocated Reimbursement Statement in respect of which Monsanto (x) timely delivers an Unallocated Approval Notice (y) timely delivers an Unallocated Objection Notice and which Unallocated Expenses are not specifically identified in such Unallocated Objection Notice or (z) fails to timely deliver an Unallocated Objection Notice shall, in each case, be an “Approved Unallocated Amount.” Any and all Approved Unallocated Amounts and Unallocated Payment Amounts shall be paid as set forth in this Section 4.01(b). Funding Co shall make or cause to be made payment from the Unallocated Account to Solutia in the amount of any Approved Unallocated Amount, as promptly as practicable but in any event within one (1) Business Day following the expiration of the Monsanto ELC Review Period, in accordance with wire transfer and account instructions either contained or confirmed in the relevant Unallocated Reimbursement Statement. Funding Co shall make or cause to be made payment from the Unallocated Account to Solutia in the amount of any Unallocated Payment Amount as soon as practicable, but in any event within five (5) Business Days after the date upon which such amount becomes an Unallocated Payment Amount, in accordance with wire transfer and account instructions either contained or confirmed in the relevant Unallocated Reimbursement Statement.
ARTICLE V
INDEMNIFICATION
     Section 5.01 Indemnification Obligations of Solutia. After the Effective Date, Solutia shall indemnify Monsanto and its Affiliates, directors, officers, employees, employee benefit plans, successors and assigns (collectively, “Monsanto Indemnified Parties”) and shall indemnify Pharmacia and its Affiliates, directors, officers, employees, successors and assigns (collectively, “Pharmacia Indemnified Parties”) pursuant to the Pharmacia Indemnity Exhibit and save and hold each of them harmless against, and pay on behalf of or reimburse Monsanto Indemnified Parties and Pharmacia Indemnified Parties as and when incurred for any loss, liability, action, cause of action, cost, damage or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses) (collectively, “Losses”, and each a “Loss”), which any Monsanto Indemnified Party or Pharmacia Indemnified Party suffers, sustains or becomes subject to, as a result of or arising out of:
          (a) any Environmental Liability in connection with the Retained Sites;
          (b) any Environmental Liability in connection with the Shared Sites for which Solutia is liable pursuant to Section 3.04 above;
          (c) Solutia Tort Claims;
          (d) failure of Solutia to pay any amounts required to be paid by Solutia (i) pursuant to the Anniston Settlement Agreement as specified in the Anniston Side Letter or (ii) to the education trust fund pursuant to Section VI of the Anniston Consent Decree, or failure of Solutia to honor any other obligation of Solutia under the Anniston Settlement Agreement;

          (e) the PENNDOT Case; provided, that in no event shall Solutia be required to indemnify Monsanto Indemnified Parties or Pharmacia Indemnified Parties in respect of any Losses suffered by Monsanto Indemnified Parties or Pharmacia Indemnified Parties described in this clause (e) to the extent the aggregate amount of all such Losses exceeds $20 million; and
          (f) the Chemicals Liabilities; provided, that in no event shall Solutia be required to indemnify Monsanto Indemnified Parties or Pharmacia Indemnified Parties in respect of any Losses suffered by Monsanto Indemnified Parties or Pharmacia Indemnified Parties described in this clause (f) to the extent that (i) Monsanto agreed to indemnify Solutia Indemnified Parties for such Losses pursuant to Section 5.02 or (ii) such Losses relate to “claims” (as defined in section 101(5) of the Bankruptcy Code) that are not satisfied in full under the Plan arising in connection with or related to Pharmacia’s or Solutia’s non-qualified plans or arrangements at issue in Miller v. Pharmacia Corporation, Case No. 4:04CV981.
     If and to the extent any provision of this Section 5.01 is unenforceable for any reason, Solutia hereby agrees to make the maximum contribution to the payment and satisfaction of the Loss for which indemnification is provided for in this Section 5.01 that is permissible under applicable laws.
     Section 5.02 Indemnification Obligations of Monsanto. After the Effective Date, Monsanto shall indemnify Solutia and its Affiliates, directors, officers, employees, employee benefit plans, successors and assigns (collectively, “Solutia Indemnified Parties”) and save and hold each of them harmless against, and pay on behalf of or reimburse Solutia Indemnified Parties as and when incurred for any Losses which any Solutia Indemnified Party suffers, sustains or becomes subject to, as a result of or arising out of:
(a)	any Environmental Liability in connection with the Legacy Sites;

(b)	any Environmental Liability in connection with the Shared Sites for which Monsanto is liable pursuant to Section 3.04 above;

(c)	any Legacy Tort Claims; and

(d)	the Agricultural Liabilities.
     If and to the extent any provision of this Section 5.02 is unenforceable for any reason, Monsanto hereby agrees to make the maximum contribution to the payment and satisfaction of the Loss for which indemnification is provided for in this Section 5.02 that is permissible under applicable laws.
     Section 5.03 Manner of Payment. Any indemnification owing pursuant to this Article V shall be effected by wire transfer of immediately available funds from the Indemnitor to an account designated in writing by the Indemnitee within fifteen (15) days after the final determination of the amount thereof pursuant to this Article V. The amount of any Losses for which indemnification is provided under this Article V shall be computed net of any third-party insurance proceeds and recoveries in respect of third party indemnification obligations actually received by the Indemnitee in connection with such Losses. The Indemnitee shall use its commercially reasonable efforts to obtain recovery in respect of any Losses from any insurer or other third party indemnity which is available in respect of such Losses. If an Indemnitee receives such insurance proceeds or indemnification recoveries in connection with Losses for which it has received indemnification, such party shall refund to the Indemnitor the amount of such insurance proceeds or recovery when received, up to the amount of indemnification received.
     Section 5.04 Indemnification Claims. Any indemnification claim which is not a result of a third party claim shall be asserted by written notice given by the Indemnitee to the Indemnitor. The Indemnitor shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If the Indemnitor does not respond within such 30-day period, it shall be deemed to have rejected such claim in whole. If the Indemnitor does not respond within such 30-day period or rejects such claim in whole or in part, the Indemnitee shall be free to pursue such remedies as may be available to such party under Article IX.
     Section 5.05 Third Party Claims
          (a) If there occurs an event which a party asserts is an indemnifiable event pursuant to this Article V, the party or parties seeking indemnification (the “Indemnitee”) shall notify the other party or parties obligated to provide indemnification (the “Indemnitor”) promptly in writing specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. If such event involves (i) any third party claim or (ii) the commencement of any suit, action, proceeding, investigation or other claim (a “Proceeding”) by a third Person (such third party claim and Proceeding hereinafter referred to collectively as a “Third Party Claim”), the Indemnitee will give such Indemnitor prompt written notice of such Third Party Claim or the commencement of such Proceeding; provided, that the failure to provide prompt notice as provided herein (whether with respect to a Third Party Claim or otherwise) will relieve the Indemnitor of its obligations hereunder only to the extent that such failure prejudices the Indemnitor hereunder. In case any such Third Party Claim shall be brought against any Indemnitee, it shall notify the Indemnitor of the commencement thereof promptly in writing specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted.
          (b) The Indemnitor shall be entitled to participate in the defense of any Third Party Claim and to assume the defense thereof, with counsel selected by the Indemnitor; provided, that the Indemnitor notifies the Indemnitee in writing of its election to assume such defense within twenty (20) Business Days of receipt of notice from the Indemnitee of such Third Party Claim. After notice from the Indemnitor to the Indemnitee of such election so to assume the defense thereof, the Indemnitor shall not, except as provided in the next sentence, be liable to the Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such party or parties in connection with the defense thereof. Notwithstanding the Indemnitor’s election to so assume the defense of any such Third Party Claim, the Indemnitee shall have the right to employ separate counsel (including local counsel) and participate in (but not control) such defense; provided, that the Indemnitor shall bear the reasonable fees and expenses of such separate counsel only if (x) the defendants in any such Proceeding include both the Indemnitee and the Indemnitor and the Indemnitee has legal defenses available to it which are different from or additional to those available to the Indemnitor; provided further, that, in each case, with respect to each Indemnitee in such circumstance, the Indemnitor shall not be required to bear the fees and expenses of more than one firm of attorneys in addition to one firm of local counsel in each jurisdiction where the primary counsel is not admitted to practice and where local counsel is necessary, or (y) counsel for the Indemnitor shall authorize in writing the Indemnitee to employ separate counsel at the expense of the Indemnitor.
          (c) The Indemnitor and the Indemnitee agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation of settlement or settlement of any such Third Party Claim, including providing access to any relevant books and records, properties, employees, representatives and advisors (regardless of whether the Indemnitor has assumed the defense thereof). If the Indemnitor assumes the defense of a Third Party Claim, no settlement or compromise thereof may be effected (x) by the Indemnitor without the written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) unless (1) there is no finding or admission of any violation of law or any violation of the rights of any Person by any Indemnitee and no adverse effect on any other third party claims that may be made against any Indemnitee and (2) it involves solely the payment of monetary damages and all relief provided is paid or satisfied in full by the Indemnitor or (y) by the Indemnitee without the consent of the Indemnitor, except to the extent it involves only equitable or other non-monetary relief not binding on any party other than the Indemnitee and ten (10) Business Days prior written notice is given to the Indemnitor. If the Indemnitor elects not to assume the defense of a Third Party Claim, the Indemnitee may assume the defense of any such Third Party Claim with counsel selected by the Indemnitee, and the Indemnitor shall bear reasonable fees and expenses of such counsel. In no event shall an Indemnitor be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).
     Section 5.06 Subrogation. In the event of payment by an Indemnitor to an Indemnitee in connection with any Third Party Claim, the Indemnitor shall be subrogated to and shall stand in the place of the Indemnitee as to any events or circumstances in respect of which the Indemnitee may have any right or claim relating to such claim against any claimant or plaintiff asserting such claim. The Indemnitee shall cooperate with the Indemnitor in a reasonable manner, and at the cost and expense of the Indemnitor, in prosecuting any subrogated right or claim, including permitting the Indemnitor to bring suit against such third party in the name of the Indemnitee.
     Section 5.07 Subsidiary Guarantees. The indemnification obligations of Solutia pursuant to this Article V shall be guaranteed by certain domestic subsidiaries of Solutia pursuant to the agreement set forth on Exhibit J; provided, that, notwithstanding anything to the contrary in this Section 5.07, such guarantee shall in no event limit in any way whatsoever Solutia’s ability to (a) obtain any financing or refinancing (and such guarantee shall be subordinated on customary terms to, but not terminated by, any guarantee required in connection with any financing or refinancing) or (b) acquire or sell any assets or businesses of Solutia (including the stock of any direct or indirect Subsidiary of Solutia), in each case in bona fide arm’s length third party transactions. Upon any sale by Solutia of the stock of a direct or indirect subsidiary that has executed such a guarantee in a bona fide arm’s length third party transaction, the guarantee provided by such subsidiary pursuant to this Section 5.07 shall automatically terminate and be of no further force or effect.

ARTICLE VI
CERTAIN TAX MATTERS
     Section 6.01 Net Operating Loss Carryforwards. Prior to transferring any common stock of Solutia received by Monsanto on the Effective Date in connection with the consummation of the Plan, Monsanto shall consider the potential impact, if any, of such transfer on the net operating loss carryforwards of Solutia. Monsanto shall take commercially reasonable steps, consistent with its business judgment, to structure any such transfer in a manner that is designed to mitigate or eliminate any such potential tax impact. Solutia shall not apply the provisions of Section 382(l)(5) of the Internal Revenue Code of 1986, as amended (“Code”), to the ownership change resulting from the Plan in accordance with Section 382(l)(5)(H) of the Code and Treasury Regulation Section 1.382-9(i) without the prior written consent of Monsanto.
     Section 6.02 Treatment of Funding Co. Each of the parties hereto acknowledges that on the date hereof for federal (and, where applicable, state and local) income tax purposes, Funding Co is a “disregarded entity,” as described in Treasury Regulation section 301.7701-3, wholly-owned by Solutia. Neither Solutia nor Monsanto shall take any action or any position on any tax return, financial statement, regulatory filing or other statement inconsistent with the treatment of Funding Co as a disregarded entity for federal (and, where applicable, state and local) income tax purposes.
     Section 6.03 Treatment of Earnings of Funding Co. Solutia and Monsanto agree that Solutia will report all interest, dividend and other taxable income of any type of Funding Co as taxable income of Solutia for federal (and, where applicable, state and local) income tax purposes.
     Section 6.04 Distributions by Funding Co. Solutia and Monsanto agree that for federal (and, where applicable, state and local) income tax purposes distributions by Funding Co (whether pursuant to Section 4.01 or otherwise):
          (a) if made to Solutia, shall be disregarded, and
          (b) if made to any Person other than Solutia, shall be treated as if made by Solutia.
     Section 6.05 Contribution to the Retiree Trust. Solutia and Monsanto agree that for federal (and, where applicable, state and local) income tax purposes, the contribution to the Retiree Trust shall be deducted by Solutia.
     Section 6.06 Treatment of Environmental Remediation. Solutia and Monsanto agree that for federal (and, where applicable, state and local) income tax purposes all amounts paid for Environmental Liabilities and Environmental Liability Costs to be paid following the Effective Date, as provided in Article III, shall (subject to the applicability of Section 6.04 with respect to amounts paid by Funding Co) be deducted (or capitalized, as appropriate) by Solutia and that any amounts paid by Monsanto or as provided in Article III shall be treated as a capital contribution by Monsanto to Solutia on account of the shares of Solutia received by Monsanto on account of the Monsanto Claim; provided, that any payments of Deferred Payment Obligations and Deferred NRD Payment Obligations by Monsanto shall be treated as a loan by Monsanto to

Solutia in an amount equal to such payment and a payment by Solutia of the underlying Environmental Liability or Environmental Liability Cost.
     Section 6.07 Effect of the Agreement. For the avoidance of doubt, this Agreement shall have no effect on the tax treatment or characterization of (i) any payments made, or to be made, pursuant to the Anniston Settlement Agreement or the Anniston Side Letter or (ii) any payments made in respect of Environmental Liabilities and/or Environmental Liability Costs prior to the Effective Date.
     Section 6.08 Cooperation. Subject to Section 6.02 through Section 6.07, Solutia and Monsanto agree to cooperate with each other in the preparation of tax returns and similar filings, the defense of audits and similar inquiries and the provision of requested tax related information. Such cooperation shall include the provision of copies of records (at the expense of the Party requesting such records) and making personnel of Solutia or Monsanto, as applicable, available to the other Party. Solutia and Monsanto agree to retain the appropriate records which may affect the determination of the liability for taxes of either Solutia or Monsanto (or any of their respective Affiliates) until such time as there has been a “determination” (as such term is defined in section 1313 of the Internal Revenue Code but applied to state, local, foreign and other taxes as well) with respect to such liability.
ARTICLE VII
COVENANTS
     Section 7.01 Further Assurances. Subject to the terms of this Agreement, each party hereto shall use its commercially reasonable efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement.
     Section 7.02 Business Combinations; Transfers of Covered Sites.
          (a) Notwithstanding anything herein to the contrary, in the event of a Sale of a Party, such Party shall assign all of its rights, interests, duties, obligations and/or liabilities under this Agreement to the acquirer of or successor to such Party in such Sale and shall cause such acquirer or successor to accept the assignment of the rights and interests, and to assume the duties, obligations and liabilities, under this Agreement.
          (b) Notwithstanding anything herein to the contrary and subject to the proviso at the end of this sentence, (i) Solutia shall have the right to sell, transfer or otherwise dispose of all or any portion of any property Solutia owns (other than the Anniston Restricted Properties or the Krummrich Restricted Properties), in each case without the consent of Monsanto and without assigning its rights and/or obligations with respect to such site under this Agreement to the buyer of such site, (ii) any such sale, transfer or other disposition shall not terminate and shall have no effect on the rights and obligations of Solutia, Monsanto and/or Funding Co under this Agreement with respect to such site and (iii) any such site that is a Retained Site shall remain a Retained Site and any such site that is a Shared Site shall remain Shared Site, in each case, regardless of such sale, transfer or other disposition; provided that Solutia shall obtain the prior written consent (which consent shall not be unreasonably withheld or delayed) of Monsanto for any sale, transfer or other disposition (excluding the execution of any operating lease) of either the Anniston Restricted Properties or the Krummrich Restricted Properties or any part or portion thereof.
     Section 7.03 Cooperation and Access.
          (a) Subject to Section 7.04, each of Monsanto and Solutia will permit representatives (including legal counsel, accountants and financing sources) of Solutia and Monsanto, respectively, to have reasonable access and duplication rights during normal business hours to records and documents (i) reasonably related to the Solutia Legacy Liabilities and Covered Sites or (ii) reasonably requested for any audit, accounting, intellectual property protection, litigation, disclosure, reporting or tax purposes. The Parties also agree to provide each other with timely and reasonable access during normal business hours upon prior written notice to each others personnel, counsel and consultants with knowledge regarding Covered Sites or Solutia Legacy Liabilities in responding to any claims or inquiries by third parties or any Governmental Authority or court regarding same. Furthermore, each Party shall use reasonable efforts to provide assistance to the other Party with respect to any litigation and shall make available to the other Party, upon written request and reasonable notice and to the extent practicable taking into consideration business demands, its officers, directors, agents and employees for the purpose of consultation and/or as a witness, to the extent that the requesting Party believes any such Person may reasonably be useful or required in connection with such litigation; provided, however, the provisions of this sentence shall not apply to litigation between the Parties.
          (b) A Party providing records, documents or services of its directors, officers, agents or employees to the other Party hereunder shall be entitled to receive from such other Party, upon presentation of invoices therefor, reimbursement of any out-of-pocket expenses reasonably incurred in providing such records, documents or services.
          (c) With regard to Legacy Sites, Solutia shall transfer to Monsanto all documents related to such sites and shall include any database management technology, indexes or other materials associated with such documents whether in Solutia’s possession or the possession of Solutia’s outside consultants and/or counsel. With regard to Retained Sites, Monsanto shall transfer to Solutia all documents related to such sites and shall include any database management technology, indexes or other materials associated with such documents whether in Monsanto’s possession or the possession of Monsanto’s outside consultants and/or counsel. On the date hereof Solutia and Monsanto shall enter into the Transition Services Agreement that will provide for the cooperation of Monsanto and Solutia in the orderly transfer described in the two preceding sentences and may mutually agree to any other arrangement regarding access and cooperation with respect to the Covered Sites.
     Section 7.04 Confidentiality.
          (a) From and after the Effective Date, each party hereto and the members of the Environmental Committee shall hold, and shall cause such party’s employees, Affiliates, directors, officers, agents, attorneys, accountants, financial and other advisors (collectively, each such party’s “Representatives”) to hold in strict confidence any Confidential Information of any other party and, in each case, shall not disclose such Confidential Information to any other Person; provided, however, that such Confidential Information may be disclosed (i) to such party’s Representatives who need to know such information for the purpose of performing such party’s obligations under this Agreement, (ii) pursuant to subpoena or court process subject to the provisions set forth in subsection (b) below; and (iii) to the extent such party’s attorneys advise such party that disclosure is required by law or legal process (including applicable securities laws and regulations and exchange rules and regulations), in each case subject to the provisions set forth in subsection (b) below.
          (b) In the event that any party or such party’s Representatives receive a request (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or reasonably believes based on the advice of such party’s attorneys that such party is legally required to disclose all or any part of the Confidential Information to a third party (such party, a “Disclosing Party”), the Disclosing Party agrees to (i) immediately notify the Confidential Party of the existence, terms and circumstances surrounding such request and provide the Confidential Party with a copy thereof, (ii) consult with the Confidential Party on the advisability of taking legally available steps to resist or narrow such request and (iii) assist the Confidential Party in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or the Confidential Party, in its sole discretion, waives compliance with the provisions hereof, the Disclosing Party and/or the Disclosing Party’s Representatives, as the case may be, may, at the latest time practicable, disclose to any tribunal or requesting party only that portion of the Confidential Information which the Disclosing Party is advised by counsel is legally required by law, rule, regulation or binding order to be disclosed, and shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information. At least two Business Days prior to making such disclosure, the Disclosing Party shall first disclose such information to the Confidential Party in the form in which it is proposed to be disclosed.
     Section 7.05 Power of Attorney. Effective as of the date hereof, Pharmacia has provided Solutia and Monsanto new powers of attorney in the form of Exhibit M attached hereto to replace and supercede any power of attorney provided under the Distribution Agreement.
     Section 7.06 Insurance.
          (a) Any and all amounts paid by any insurer, including KWELM and/or Equitas (net of any commission payable to The Claro Group (formerly LECG)), to either Monsanto or Solutia (an “Insurance Recovery”), shall be paid and payable (i) to Solutia if and to the extent that such Insurance Recovery is paid or payable in respect of Losses incurred by Solutia in defending or settling Chemicals Liabilities prior to the Petition Date (and Monsanto shall promptly pay over to Solutia any such Insurance Recovery received by Monsanto) and (ii) to Monsanto in all other cases (and Solutia shall promptly pay over to Monsanto any such Insurance Recovery received by Solutia). In addition, Monsanto shall receive and be entitled to all Insurance Recoveries related to Legacy Tort Claims and Solutia shall receive and be entitled to all Insurance Recoveries related to Solutia Tort Claims. Notwithstanding anything to the contrary in this Section 7.06(a), Monsanto shall pay to Solutia any and all Insurance Recoveries to the extent such amounts relate to Solutia’s out-of-pocket expenses or liabilities retained by Solutia pursuant to the Plan, the Plan Documents and this Agreement. Monsanto and Solutia shall cooperate with one another and take commercially reasonable efforts to ensure that Solutia shall have the right to have direct access to and claim reimbursement directly against any insurance policy that provides coverage for any Loss incurred by Solutia in defending or settling Chemicals Liabilities prior to the Petition Date, any Solutia’s out-of-pocket expense or any liability retained by Solutia pursuant to the Plan, the Plan Documents and this Agreement, but not waive or terminate any such coverage.
     Section 7.07 Funding Co As Party Hereto. On the Effective Date Funding Co shall execute this Agreement and shall become a party hereto for all purposes.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES
     Section 8.01 Representations and Warranties of Monsanto.
          (a) Monsanto is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Monsanto possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.
          (b) The execution, delivery and performance of this Agreement have been duly authorized by Monsanto. Subject to Section 10.01 hereof, this Agreement, when executed and delivered by Monsanto in accordance with the terms hereof, shall constitute a valid and binding obligation of Monsanto, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity.
          (c) The execution, delivery and performance by Monsanto of this Agreement, and the fulfillment of and compliance with the respective terms hereof by Monsanto, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority or court pursuant to, (A) the organizational documents of Monsanto, (B) any law to which Monsanto is subject, or (C) any material agreement, instrument, order, judgment or decree to which Monsanto is subject.
          (d) Other than presence of dioxin, including all congeners of dioxin and furans, and except as provided in Schedule 8.01(d), Monsanto has no knowledge of any fact or circumstance at the Kanawha River site with respect to which Environmental Remediation may be necessary.
     Section 8.02 Representations and Warranties of Solutia.
          (a) Solutia is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Subject to Bankruptcy Court approval of the terms hereof, Solutia possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

          (b) The execution, delivery and performance of this Agreement have been duly authorized by Solutia. Subject to Section 10.01 hereof, this Agreement, when executed and delivered by Solutia in accordance with the terms hereof, shall constitute a valid and binding obligation of Solutia, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity.
          (c) The execution, delivery and performance by Solutia of this Agreement, and the fulfillment of and compliance with the respective terms hereof by Solutia, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) subject to approval of the terms hereof by the Bankruptcy Court, require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority or court pursuant to, (A) the organizational documents of Solutia, (B) any law to which Solutia is subject, or (C) any material agreement, instrument, order, judgment or decree to which Solutia is subject.
     Section 8.03 Representations and Warranties of Funding Co.
          (a) Funding Co is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Funding Co possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.
          (b) The execution, delivery and performance of this Agreement have been duly authorized by Funding Co. This Agreement, when executed and delivered by Funding Co in accordance with the terms hereof, shall constitute a valid and binding obligation of Funding Co, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity.
          (c) The execution, delivery and performance by Funding Co of this Agreement, and the fulfillment of and compliance with the respective terms hereof by Funding Co, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority or court pursuant to, (A) the organizational documents of Funding Co, (B) any law to which Funding Co is subject, or (C) any material agreement, instrument, order, judgment or decree to which Funding Co is subject.
     Section 8.04 No Additional Representations or Warranties. Except as expressly provided in this Article VIII, each party acknowledges and agrees that no party has made any representations or warranties in connection with the transactions contemplated hereby or by the Plan.

ARTICLE IX
DISPUTE RESOLUTION
     Section 9.01 Agreement to Arbitrate. Except as otherwise specifically provided in Article V and in Section 9.02 below, the procedures for discussion, negotiation and arbitration set forth in this Article IX shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement, or the transactions or the commercial or economic relationship contemplated hereby (including all actions in furtherance of the transactions contemplated hereby on or prior to the date hereof). Each party agrees that this Article IX shall provide the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any action or proceeding in or before any Governmental Authority or court, except as expressly provided in Section 9.02 and except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards.
     Section 9.02 Bankruptcy Court Jurisdiction. Notwithstanding anything to the contrary contained in this Agreement, for so long as the Solutia Chapter 11 Case remains open, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to disputes arising in connection with the interpretation, implementation or enforcement of this Agreement as provided for in the Plan.
     Section 9.03 Procedures.
          (a) Any party hereto alleging that there exists a dispute or disagreement regarding the matters covered hereby shall notify in writing the other parties hereto of such alleged dispute or disagreement (the “Dispute Notice”). The parties shall attempt to resolve such alleged dispute or disagreement through good faith negotiations among the members of management of each party designated by each party promptly following the sending or the receipt, as applicable, of a Dispute Notice. If the parties hereto shall fail to resolve such alleged dispute or disagreement within sixty (60) days from the date of the Dispute Notice, then any party involved in such a dispute or disagreement shall have the right to deliver to the other parties involved in such dispute or disagreement a notice (an “Escalation Notice”) requiring a meeting (which may be in person or telephonic) of the Chief Executive Officer (each, a “CEO”) of each such party, who shall meet (either in person or telephonically) within twenty (20) days of the delivery of the Escalation Notice to such other parties to seek to resolve such dispute or disagreement. If such dispute or disagreement has not been resolved within twenty (20) days of the date of such meeting between the CEOs, then any party involved in such dispute or disagreement shall have the right to commence an arbitration in accordance with the provisions of this Section 9.03.
          (b) The arbitration shall be held in St. Louis, MO or such other place as the parties to the arbitration proceeding shall otherwise agree in writing.
          (c) The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date of the commencement of the arbitration. Each Party shall nominate one arbitrator and the two arbitrators so appointed shall attempt to agree on the appointment of a third arbitrator. If they are unable to so agree within thirty (30) days after the second arbitrator is appointed, the third arbitrator shall be appointed by AAA.
          (d) The decision of the panel of arbitrators shall be final, binding and incontestable and may be used as a basis for judgment thereon in any jurisdiction. Such decision shall include a determination as to which of the parties shall bear the costs of the arbitration proceeding.
          (e) The parties hereby expressly agree to waive the right to appeal from the decision of the arbitrators. Accordingly, there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrators, and the parties shall not dispute nor question the validity of such award before any regulatory or other authority in any jurisdiction where enforcement action is taken by the party or parties in whose favor the award was rendered.
          (f) Notwithstanding the foregoing, any party may at any time without regard to any notice periods required by the provisions hereof (whether before, during or after arbitration), and as often as is necessary or appropriate, seek provisional or interim relief (including, without limitation, to the extent available under applicable law, a temporary restraining order, preliminary injunction and/or pre-judgment attachment) in a court of law.
          (g) The commencement and pendency of an arbitration under this Section 9.03 shall not relieve any of the parties of their respective obligations under this Agreement.
          (h) The provisions of this Article IX shall survive the termination and/or expiration of this Agreement.
ARTICLE X
MISCELLANEOUS
     Section 10.01 Effectiveness. This Agreement shall not be effective or binding upon the parties hereto until (a) the Exhibits hereto are in form and substance acceptable to Solutia and Monsanto, (b) the Agreement and its terms have been approved by Final Order of the Bankruptcy Court, (c) the Retiree Settlement and its terms have been approved by Final Order of the Bankruptcy Court, (d) the Plan has been confirmed by Final Order of the Bankruptcy Court, (e) the conditions precedent to the Effective Date set forth in the Plan shall have been satisfied or duly waived pursuant to the terms of the Plan and (f) Solutia’s counsel has issued an opinion, in form and substance reasonably acceptable to Monsanto, regarding Funding Co.
     Section 10.02 Expenses. Except as specifically provided in this Agreement, all costs and expenses of any party hereto whether incurred prior to or after the Effective Date in connection with the negotiation, preparation, execution and delivery of this Agreement and with the consummation of the transactions contemplated by this Agreement, including legal fees, shall be paid by such party.
     Section 10.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect performance and remedies.
     Section 10.04 Notices. All notices, requests, claims demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by facsimile (provided confirmation is delivered to the recipient the next day in the case of facsimile), by nationally recognized overnight courier, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Solutia:	General Counsel
Solutia, Inc.
575 Maryville Centre
St. Louis, MO 63141
Telephone: (314) 674-1000
Facsimile: (314) 674-8703

with a copy (which shall not constitute notice) to:

Jonathan S. Henes
Thomas W. Christopher
Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
Telephone: 212-446-4800
Facsimile: 212-446-4900

If to Monsanto:	David Snively, Esq. (General Counsel)
Monsanto Company
800 North Lindbergh Boulevard
St. Louis, MO 63167

with a copy (which shall not constitute notice) to:

John C. Longmire, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Fax: (212) 728-8111

George T. Frampton, Jr., Esq.
Boies, Schiller & Flexner LLP
570 Lexington Avenue, 16th Floor
New York, NY 10022
Fax: 212-446-2350

Lloyd A. Palans, Esq.
Bryan Cave LLP
One Metropolitan Square

211 N. Broadway
St. Louis, MO 63102-2750
Fax: 314-259-2020

(Counsel to Monsanto)
or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 10.04.
     Section 10.05 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.
     Section 10.06 Successors and Assigns; No Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but, except as provided in Section 7.02, neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Except for the provisions of Article V relating to Indemnitees, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of the parties hereto and is not intended to confer upon any other Persons any rights or remedies hereunder.
     Section 10.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 10.08 Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.
     Section 10.09 Complete Agreement. This Agreement, the Commercial and Operating Agreements, the Plan and the Retiree Settlement Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supercede all previous negotiations, commitments and writings with respect to such subject matter. Solutia and Monsanto hereby waive any claims, rights or arguments they may be able to assert on the basis that this Agreement, the Commercial and Operating Agreements, the Plan and the Retiree Settlement Agreement were not executed simultaneously or as part of the same transaction. For all purposes, the Commercial and Operating Agreements shall be integrated into this Agreement in the same way and on the same terms, if at all, that they were integrated with the Distribution Agreement. The Plan and its terms and the Retiree Settlement Agreement and its terms are incorporated herein by reference. For all purposes, this Agreement the Plan and the Retiree Settlement Agreement are an integrated and unitary contract not subject to severability.
*       *       *       *

          IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement on the day and year first above written.

SOLUTIA INC.
By:	/s/ Jeffry N. Quinn
	Name:	Jeffry N. Quinn
	Title:	Chairman, President and CEO

MONSANTO COMPANY
By:	/s/ David F. Snively
	Name:	David F. Snively
	Title:	Sr. V.P., Secretary & General Counsel

SFC LLC
By:	/s/ James A. Tichenor
	Name:	James A. Tichenor
	Title:	Authorized Manager

All notices to be provided to SFC LLC in accordance with Section 10.04 of this Agreement shall be addressed as follows: 575 Maryville Centre St. Louis, MO 63141